UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of The

Securities Exchange Act of 1934

Date Of Report (Date of Earliest Event Reported): January 29, 2010

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Texas	001-32647	76-0362774
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(Address of principal executive office

(Zip Code)

(713) 622-3311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

On January 29, 2010, ATP Oil & Gas Corporation (“ATP”) entered into a second amendment (the “Second Amendment”) to the credit agreement (“Credit Agreement”) governing its two tranches of term loans (collectively, the “Term Loans”) to provide ATP the right to issue unlimited indebtedness in the form of unsecured senior debt, provided that 75% of the net proceeds from any such additional indebtedness are used to repay outstanding Term Loans.

Additionally, the calculation of EBITDAX, as defined in the Term Loans, was expanded to include, in addition to any amounts allowed prior to the Second Amendment, (i) with respect to, and for any period that includes, the fiscal quarter ended March 31, 2009, $32,086,261, (ii) with respect to, and for any period that includes, the fiscal quarter ended September 30, 2009, $35,767,712, (iii) with respect to, and for any period that includes, the fiscal quarter ended December 31, 2009, $10,926,115 and (iv) with respect to, and for any period that includes, the fiscal quarter ending March 31, 2010, $44,272,499. These amounts represent economic gains from certain property transactions that ATP realized during the current and preceding three calendar quarters that did not qualify for gain treatment under U.S. generally accepted accounting principles.

ATP paid fees of 0.5% of the outstanding balance of the Term Loans to the lender group and 0.25% of the outstanding balance of the Term Loans and related revolver to the administrative agent at closing, plus related expenses, for a total of $9.2 million for the Second Amendment.

Capitalized terms in the foregoing discussion have the meaning set forth in the Second Amendment, which is attached as an exhibit to this report. The foregoing description of the Term Loans does not purport to be complete and is qualified in its entirety by reference to the Second Amendment.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed with this document:

99.1	Second Amendment, dated as of January 29, 2010, to the Credit Agreement, dated as of June 27, 2008, as amended by the First Amendment dated as of November 2, 2009, among ATP Oil & Gas Corporation, the Lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and thereunto duly authorized.

ATP Oil & Gas Corporation

Date: February 4, 2010	By:	/S/ ALBERT L. REESE JR
Albert L. Reese Jr.
Chief Financial Officer

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